UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

AVID BIOSERVICES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Avid Bioservices, Inc., a Delaware corporation (“Avid” or the “Company”), filed its definitive proxy statement (the “proxy statement”) with the Securities and Exchange Commission (the “SEC”) on December 18, 2024, and mailed the proxy statement to Avid’s stockholders commencing on December 18, 2024, relating to the Agreement and Plan of Merger, dated as of November 6, 2024 (the “Merger Agreement”), by and among the Company, Space Finco, Inc., a Delaware corporation (“Parent”), and Space Mergerco, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).  Parent and Merger Sub were formed by affiliates of GHO Capital Partners LLP and Ampersand Management LLC d/b/a Ampersand Capital Partners. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”, and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Since the initial filing of the proxy statement and as of the filing of this Schedule 14A (this “Schedule”), Avid has received thirteen demand letters, including a demand letter that attached a draft complaint, and a demand letter seeking books and records pursuant to Section 220 of the Delaware General Corporation Law, from purported stockholders of the Company (collectively, the “Demands”). In addition, two complaints were filed (captioned Thomas v. Avid Bioservices, Inc., et al., No. 650116/2025 (N.Y. Sup. Ct. filed Jan. 8, 2025) and Miller v. Avid Bioservices, Inc., et al., No. 650141/2025 (N.Y. Sup. Ct. filed Jan. 9, 2025)), in each case, by purported stockholders of the Company challenging the proposed Transactions and the disclosures in the proxy statement (collectively, the “Complaints”, and together with the Demands, the “Potential Merger Actions”). While Avid believes that the disclosures set forth in the proxy statement comply fully with all applicable law and denies the allegations in the Potential Merger Actions, in order to moot plaintiffs’ disclosure claims, avoid nuisance and possible expense and business delays, and provide additional information to its stockholders, Avid has determined to voluntarily supplement certain disclosures in the proxy statement related to the purported stockholders’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Avid specifically denies all allegations that any additional disclosure was or is required or material.

The information contained in this Schedule is incorporated by reference into the proxy statement and should be read in conjunction with the proxy statement, which should be read in its entirety. Terms used in this Schedule, but not otherwise defined, shall have the meanings ascribed to such terms in proxy statement. To the extent that information in this Schedule differs from, or updates information contained in, the proxy statement, the information in this Schedule shall supersede or supplement the information in the proxy statement. The information contained in this supplement speaks only as of December 18, 2024, unless the information specifically indicates that another date applies. Except as otherwise described in this Schedule or the documents referred to, contained in or incorporated by reference in this Schedule, the proxy statement, the annexes to the proxy statement and the documents referred to, contained in or incorporated by reference in the proxy statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the Avid special meeting, you are urged to do so promptly. This Schedule does not affect the validity of any proxy card or voting instructions that Avid stockholders may have previously received or delivered. No action is required by any Avid stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

All page references are to pages in the proxy statement as filed by Avid with the SEC pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended, on December 18, 2024, and terms used below, unless otherwise defined, have the meanings set forth in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~.

1.	The following disclosure replaces the first full paragraph on page 27 in the section titled “The Merger—Background of the Merger”. The modified text is below:

To this end, the Board of Directors and Avid senior management have regularly focused on means by which it could expand its existing business organically. In particular, Avid has undertaken several strategic enhancements of the last several years. For example, Avid has entered into strategic agreements/relationships with cell line development companies in order to better serve Avid’s customers, including the licensing of cell line development technologies to enable Avid to pursue its own cell line development service offering. Through a series of facility expansions, Avid increased its manufacturing capacity from approximately $120 million per year to over $400 million and has more than tripled its process development revenue generating capacity and has entered into the viral vector manufacturing space with the construction of a state of the art viral vector manufacturing facility. Avid has also initiated work and investment in disposable centrifugation, multi-column chromatography, and process intensification around N-1 ATF. In addition, Avid has developed initiatives to provide resources to more naturally make its capabilities known to customers and improve services for customers, as well as further developing Avid’s market recognition.  Additionally, and as previously publicly disclosed, in March 2024, Avid issued the 2029 Convertible Notes to repurchase and repay the exchangeable senior notes due 2026 (for which Avid received a notice of acceleration in late February 2024) and to provide clarity with respect to Avid’s capital structure.

2.	The following disclosure replaces the second full paragraph on page 27 in the section titled “The Merger—Background of the Merger”. The modified text is below:

In addition, as part of the evaluation by the Board of Directors and Avid senior management of means to enhance stockholder value, the Board of Directors and Avid senior management have regularly included periodic assessments of potential business combinations, including potential acquisitions of other companies and the sale of Avid or certain of its assets, and the consideration of whether such options would be expected to deliver superior risk-adjusted stockholder value than Avid’s standalone strategic plan. For example, over the course of the last twelve (12) months, Avid explored a strategic merger with a private company, for which Avid engaged advisors (including financial advisors); however, the conversations ended in April 2024 primarily because the initial due diligence reviews by Avid did not indicate that the transaction would increase Avid stockholder value and the private company indicated it was not interested in pursuing further conversations. Avid also explored a strategic merger with another private company that was interested in being acquired by Avid, but the initial conversations never progressed beyond initial stages because the proposed transaction was likely to create significant dilution and was not likely to create Avid stockholder value. In addition, from time to time within the last several years, Avid senior management periodically received informal approaches and outreach from other strategic companies in the industry and private equity firms expressing interest in potential transactions involving Avid or doing preliminary fact-finding about companies like Avid, as former directors and officers of Avid, including Mark Bamforth and Patrick Walsh, have and have had affiliations with private equity firms, including Ampersand. Through this process, Avid senior management has taken note of the counterparties that may be interested in a transaction involving Avid. In particular, in June 2022, at an industry conference, a large private company in the CDMO industry (which we refer to as “Party A”) expressed to Nicholas S. Green, President and Chief Executive Officer of Avid, that it may be interested in acquiring Avid, and in Spring 2023, following a meeting at a different industry conference, a large international public company in the CDMO industry (which we refer to as “Party B”) expressed to Mr. Green that it may be interested in acquiring Avid. Ultimately neither Party A nor Party B expressed further interest in acquiring Avid or made any proposal following these initial expressions of interest and no private equity firm had expressed interest beyond very preliminary discussions, and as a result, Avid did not enter into any confidentiality agreement in respect of a potential transaction or make available non-public due diligence information or engage in further discussions with respect to any of these potential approaches.

3.	The following disclosure is added as a new paragraph immediately before the first paragraph on page 28 in the section titled “The Merger—Background of the Merger”.

On April 10, 2024, the Board of Directors held a meeting at Avid’s offices in Tustin, California. The Board of Directors were aware of known activist stockholders that may be focused on Avid and rumors of potential activist review of Avid, and at the meeting received advice from experts on stockholder activism. The Board of Directors determined to continue to monitor stockholder interest in Avid but that it would not make any changes to its business plan as a result of potential activist stockholder interest in Avid. No such activism materialized.

4.	The following disclosure replaces the sixth full paragraph on page 28 in the section titled “The Merger—Background of the Merger”. The modified text is below:

On June 5, 2024, GHO and Ampersand sent an unsolicited proposal letter to Dr. Carleone in which GHO and Ampersand made a non-binding indication of interest to acquire Avid for $10.50 per share in cash (the “June 5 Initial Proposal”), representing a 37.6% premium to the closing price of $7.63 per share on the day prior to the proposal. The June 5 Initial Proposal was subject to numerous conditions, including completion of due diligence and negotiation of definitive agreements providing for the transaction. The June 5 Initial Proposal did not include any terms relating to employee, officer or director retention, or to any compensation or similar arrangements with any employee, officer or director. GHO and Ampersand stated in the letter that they intended to have the capacity (together with their co-investors) to underwrite the full purchase price of the proposed transaction. GHO and Ampersand requested a six-week period of exclusivity during which Avid would negotiate exclusively with GHO and Ampersand regarding a potential transaction. Later that day, Dr. Carleone responded to the June 5 Initial Proposal and indicated that the Board of Directors would review the proposal and respond in due course. The June 5 Initial Proposal was promptly provided to the full Board of Directors, which was thereafter kept regularly apprised of developments.

5.	The following disclosure replaces the last paragraph beginning on page 29 and continuing on page 30 in the section titled “The Merger—Background of the Merger”. The modified text is below:

Also at the June 11 meeting, the Board of Directors instructed members of Avid senior management who were aware of the potential transaction not to have any discussions with GHO, Ampersand or any other potential transactional counterparties regarding continued employment following the closing of any possible transaction, or the terms of any such continued employment, without the Board of Directors approval. The Board of Directors also instructed its members and Avid senior management to identify to the Board of Directors on a prompt basis any relationships or actual or potential conflicts of interest with any of GHO, Ampersand or any other potential transactional counterparties for consideration by the Board of Directors. The Board of Directors discussed two relationships that were presented to its attention for the sake of completeness during this period and in each case determined that the relationships presented did not pose any actual or potential conflicts of interest. Specifically, Jeanne Thoma, a Director of Avid, noted to the Board of Directors that she has been a director of ANI Pharmaceuticals, Inc. (“ANI”), a publicly traded biopharmaceutical company, since 2020, and Ampersand is also an investor in ANI, in each case as is publicly available. The Board was also aware that Patrick Walsh is Chairman of the ANI Board and an operating partner at Ampersand, as is publicly available. At no point did ANI express any interest in acquiring Avid nor was it considered by the Board of Directors to be a likely acquiror of Avid. In addition, Dr. Carleone noted to the Board of Directors that from time-to-time he works with an advisory firm to identify companies that may be considering a sale process and that he had received a fee within the last two years from such advisory firm as a result of an acquisition of a company by GHO following a sale process. The advisory firm earned a fee after Dr. Carleone identified a company to the advisory firm that may be available for sale (without regard to GHO), the advisory firm then suggested that such company may be available for sale to certain potentially interested parties, including GHO, and the company ultimately determined to be acquired by GHO. Dr. Carleone had no agreement with GHO, no further rights to fees from that transaction and no right to any fees in connection with any other transaction involving GHO, including any acquisition of Avid. Neither Ms. Thoma nor Dr. Carleone maintained any direct correspondence with GHO or Ampersand regarding their proposed acquisition of Avid or had any interests regarding the proposed transaction other than as described in this proxy statement. These procedures on each of these items were also followed during the period the Board of Directors considered proposals from GHO and Ampersand and other parties culminating in the execution of the Merger Agreement.

6.	The following disclosure replaces the last paragraph beginning on page 29 and continuing on page 30 in the section titled “The Merger—Background of the Merger”. The modified text is below:

On June 23, 2024, GHO and Ampersand sent an unsolicited revised proposal letter to Avid in which GHO and Ampersand made a non-binding indication of interest to acquire Avid for $11.00 per share in cash (the “June 23 Revised Proposal”). The June 23 Revised Proposal was subject to substantially the same conditions as the June 5 Initial Proposal, and also did not include any terms relating to employee, officer or director retention, or to any compensation or similar arrangements with any employee, officer or director. GHO and Ampersand identified in the June 23 Revised Proposal priority due diligence items that they wanted to see to validate the value that it would be prepared to offer for Avid. GHO and Ampersand requested a six-week period of exclusivity in the June 23 Revised Proposal.

7.	The following disclosure replaces the fourth full paragraph on page 33 in the section titled “The Merger—Background of the Merger”. The modified text is below:

•
GHO and Ampersand sent a proposal letter in which GHO and Ampersand made a non-binding indication of interest to acquire Avid for between $11.50 and $12.00 per share in cash (the “September 5 Revised Proposal”). The September 5 Revised Proposal was subject to substantially the same conditions as the June 23 Revised Proposal, and also did not include any terms relating to employee, officer or director retention, or to any compensation or similar arrangements with any employee, officer or director. GHO and Ampersand requested a four-week period of exclusivity in the September 5 Revised Proposal.

8.	The following disclosure is added as a new paragraph immediately following the third full paragraph on page 39 in the section titled “The Merger—Background of the Merger”.

Since the announcement of the Merger, Avid has sought to engage in discussions with its stockholders regarding the Merger as part of its solicitation of votes in favor of the adoption of the Merger, including outreach to each of the three parties that publicly filed letters regarding objections related to the Merger (Brock Pond Capital Partners, LLC, Punch and Associates Investment Management, and Cannell Capital LLC) and shareholder advisory firms.

9.	The following disclosure replaces the seventh paragraph on page 46 in the section titled “The Merger—Opinion of Moelis & Company LLC—Financial Analyses of Avid”. The modified text is below:

Discounted Cash Flow Analysis. Moelis performed a discounted cash flow (“DCF”) analysis of Avid using financial forecasts and other information and data provided by Avid’s management to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Avid. In performing the DCF analysis of Avid, Moelis utilized a range of discount rates of 12.00% to 17.00% based on an estimated range of the Company’s weighted average cost of capital (“WACC”).   The WACC range was derived using the Capital Asset Pricing Model and using (i) a selected range of unlevered betas and debt to total capitalization ratio informed by the selected publicly traded companies, (ii) a risk-free rate based on 20-year U.S. government bonds; (iii) an equity risk premium and (iv) a size premium.  Moelis used the foregoing range of discount rates to calculate estimated present values as of April 30, 2024 of (i) Avid’s estimated after-tax unlevered free cash flows for fiscal year 2025 through fiscal year 2029 (in each case, discounted using a mid-year discounting convention), and (ii) estimated terminal values derived by applying a range of multiples of 17.0x to 20.0x to Avid’s fiscal year 2029 estimated Adjusted EBITDA. Moelis noted that the selected terminal multiple range was informed by the current and ten-year average historical trading multiples of the Company and selected publicly traded CDMOs, as well as the Company’s financial profile and growth trajectory in the terminal year compared to the Company’s current financial metrics and trading multiples. In calculating the implied equity value of Avid, Moelis separately valued, as of April 30, 2024, Avid’s (i) U.S. federal and state net operating losses (“NOLs”) and (ii) California R&D tax credits, in each case, using estimates of tax cash savings provided by Avid. For the purposes of the analysis, net debt and fully diluted shares varied depending on whether the 2029 Convertible Notes were deemed to be in-the-money (at implied equity values per share above $9.88875) or out-of-the-money (at implied equity values per share at or below $9.88875), before giving effect to any “make-whole” adjustments (as defined in the 2029 Indenture). This analysis indicated the following implied per share reference range for Avid (inclusive of the net present value of the tax attributes) as compared to the $12.50 per share consideration:

Implied Per Share Reference Range	Merger Consideration
$8.13 – $11.89	$12.50

10.	The following disclosure replaces the third full paragraph and the corresponding chart on page 50 in the section titled “The Merger—Financial Projections.” The supplemented text is below:

In light of the foregoing factors and uncertainties inherent in the Projections and the Sensitivity Forecasts, holders of shares of Avid’s common stock are cautioned not to place undue, if any, reliance on the summary of the Projections and the Sensitivity Forecasts set forth below. The information and table set forth below is included solely to give Avid stockholders access to certain of the financial projections that were made available to the Board of Directors, Moelis, GHO and Ampersand and certain of the sensitivity forecasts that were made available to the Board of Directors and Moelis and are not included in this proxy statement in order to influence any Avid stockholder’s decision to vote with respect to the Merger Agreement Proposal or for any other purpose:

(dollars in millions)	Projections
	2025E	2026E	2027E	2028E	2029E
Total Revenue	$158	$186	$222	$256	$283
Adjusted EBITDA(1)	$24	$32	$45	$60	$73
Stock-Based Compensation	$(11)	$(13)	$(14)	$(15)	$(16)
Taxes	-	$(0)	$(4)	$(7)	$(11)
Capital Expenditures	$(4)	$(6)	$(8)	$(8)	$(8)
Change in Net Working Capital	$1	$(0)	$(1)	$(1)	$(1)
Unlevered Free Cash Flow(2)	$10	$13	$19	$28	$37

(1)
“Adjusted EBITDA” is defined as the amount of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and stock-based compensation expense, as adjusted for certain non-recurring and other non-cash items.

(2)
“Unlevered Free Cash Flow” is defined as Adjusted EBITDA, less (i) stock-based compensation expense, less (ii) taxes, less (iii) capital expenditures, plus or minus (iv) changes in net working capital.

Sensitivity A:

(dollars in millions)	Projections
	2025E	2026E	2027E	2028E	2029E
Total Revenue	$153	$164	$195	$226	$250
Adjusted EBITDA(1)	$22	$24	$35	$48	$60
Unlevered Free Cash Flow(2)	$8	$6	$13	$20	$28

(1)
“Adjusted EBITDA” is defined as the amount of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and stock-based compensation expense, as adjusted for certain non-recurring and other non-cash items.

(2)
“Unlevered Free Cash Flow” is defined as Adjusted EBITDA, less (i) stock-based compensation expense, less (ii) taxes, less (iii) capital expenditures, plus or minus (iv) changes in net working capital.

Sensitivity B:

(dollars in millions)	Projections
	2025E	2026E	2027E	2028E	2029E
Total Revenue	$158	$233	$255	$305	$333
Adjusted EBITDA(1)	$24	$48	$57	$82	$100
Unlevered Free Cash Flow(2)	$10	$24	$27	$42	$54

(1)
“Adjusted EBITDA” is defined as the amount of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and stock-based compensation expense, as adjusted for certain non-recurring and other non-cash items.

(2)
“Unlevered Free Cash Flow” is defined as Adjusted EBITDA, less (i) stock-based compensation expense, less (ii) taxes, less (iii) capital expenditures, plus or minus (iv) changes in net working capital.

11.	The following disclosure replaces the last paragraph on page 50 in the section titled “The Merger—Background of the Merger—Arrangements with Parent.” The modified text is below:

As of the date of this proxy statement and as of the filing of the Supplemental Disclosures, none of our executive officers has entered into any agreement, arrangement or understanding with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of our executive officers may have discussions or may enter into agreements with, Parent or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

12.	The following disclosure replaces the last paragraph on page 70 in the section titled “The Merger—Legal Proceedings.” The modified text is below:

~~As of~~ Since the initial filing of ~~this~~the proxy statement and as of the filing of this Schedule 14A (this “Schedule”), ~~there were no legal proceedings pending related to the Merger or the Transactions~~two complaints were filed (captioned Thomas v. Avid Bioservices, Inc., et al., No. 650116/2025 (N.Y. Sup. Ct. filed Jan. 8, 2025) and Miller v. Avid Bioservices, Inc., et al., No. 650141/2025 (N.Y. Sup. Ct. filed Jan. 9, 2025)) (together, the “Complaints”), in each case, by purported stockholders of the Company challenging the proposed Transactions and the disclosures in the proxy statement. The plaintiffs in the Complaints generally allege that certain disclosures in the proxy statement were materially false or misleading and assert claims under New York common law against the Company and the Company’s Board of Directors. The plaintiffs in the Complaints seek, among other things, an injunction enjoining consummation of the Transactions, rescission of the Transactions if consummated, costs of the action, including attorneys’ fees and experts’ fees and expenses, and an order directing the filing of a proxy statement that does not contain any untrue statements of material fact.

In addition, the Company has received thirteen demand letters, including one that attached a draft complaint, generally seeking certain allegedly omitted information in the proxy statement be disclosed, and one demand letter demanding access to certain books and records pursuant to Section 220 of the Delaware General Corporation Law, from putative stockholders of the Company (collectively, the “Demands,” and together with the Complaints, the “Actions”). The defendants dispute the allegations in the Actions.

Additional lawsuits may be filed against the Company, Company’s Board of Directors, Parent, and/or Merger Sub and additional demands may be received in connection with the Transactions and the proxy statement. If additional similar complaints are filed or additional similar demand letters and/or draft complaints are received, absent new or different allegations that are material, the Company will not necessarily announce such additional complaints, demand letters and/or draft complaints.

Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future, or the completion or effects of the proposed sale of Avid to GHO and Ampersand. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that the Company’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2024 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at http://www.sec.gov.

The forward-looking statements included in this information statement are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

The Company has filed a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) with respect to a special meeting of stockholders to be held in connection with the proposed transaction. Promptly after filing the definitive proxy statement with the SEC, the Company mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the proposed transaction. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the proxy statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the proposed transaction at the SEC’s website (http://www.sec.gov). Copies of the preliminary and definitive versions of the proxy statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the proposed transaction are available, free of charge, at the Company’s investor relations website (https://ir.avidbio.com/sec-filings). The information provided on, or accessible through, our website is not part of this press release, and therefore is not incorporated herein by reference.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement for the January 30, 2025 special meeting of stockholders, which was filed with the SEC on December 18, 2024 (the “Special Meeting Proxy Statement”). Please refer to the sections captioned “Security Ownership of Certain Beneficial Owners, Directors and Management” and “Interests of Avid’s Directors and Executive Officers in the Merger” in the Special Meeting Proxy Statement. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Special Meeting Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC: Form 4, filed by Nicholas Stewart Green on January 2, 2025, Form 4, filed by Daniel R. Hart on January 2, 2025, Form 4, filed by Richard A. Richieri on January 2, 2025, and Form 4, filed by Richard A. Richieri on January 13, 2025. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Special Meeting Proxy Statement and other relevant materials filed with the SEC in connection with the proposed transaction. Free copies of the Special Meeting Proxy Statement and such other materials may be obtained as described in the preceding paragraph.